EXHIBIT 10.1

PROMISSORY NOTE

$25,000	Dated: April 16, 2014

FOR VALUE RECEIVED, the undersigned, VERITEQ CORPORATION (f/k/a DIGITAL ANGEL CORPORATION), a Delaware corporation (the “Company”), promises to pay to William J. Caragol (the “Holder”), in lawful money of the United States of America, the principal amount of Twenty-five Thousand Dollars ($25,000) (the “Principal Amount”), with interest calculated in accordance herewith, on April 16, 2015 (the “Maturity Date”).

1.	Payments.

(a)     Interest. The Principal Amount shall bear interest at a per annum rate of nine percent (9%) from this date until paid, except as otherwise provided by Section 2(b).

(b)     Manner of Payment. Unless otherwise agreed to in writing by Holder, all payments on this Note shall be made by wire transfer of immediately available funds to an account designated by Holder in writing. If any payment on this Note is due on a day which is not a Business Day (defined below), such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

(c)     Prepayments at the Option of the Company. This Note may, at the option of the Company, be prepaid in whole or in part, at any time and from time to time, without premium or penalty. Any prepayments made under this Section 1(c) or any other subsection of this Section 1 shall be applied first to any accrued interest hereon and then to reduce the then outstanding Principal Amount by the amount of such prepayment.

(d)     Springing Conversion Feature. At any such time as would not cause a change to, or a right to change, the economics of any outstanding Warrants or Other Debt (as defined and more fully set forth in subsection (iv) below), this Note shall be automatically amended to allow: (i) the Company, on or after the Maturity Date, to convert this Note, or any part thereof, into validly issued, fully paid and non-assessable shares of common stock of the Company (“Common Stock”), and (ii) the Holder, at any time, to convert this Note, or any part thereof Common Stock, in each case in accordance with the following provisions:

(i)  The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (x) portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (y) all accrued and unpaid interest with respect to such portion of the principal amount. “Conversion Price” means, as of any Conversion Date or other date of determination: (i) if the Holder sends a Conversion Notice to the Company, $0.35, and (ii) if the Company sends the Conversion Notice to the Holder, 60% of the lowest closing bid price over the fifteen trading days immediately preceding the date of the delivery or deemed delivery of the applicable Conversion Notice. In the case of a Conversion Notice issued by the Company, such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such 15-day calculation period. In the case of a Conversion Notice issued by the Holder, the $0.35 shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock from the date hereof through the date of the Conversion Notice.

(ii)     The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(iii)     For the Holder to convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion (a “Conversion Notice”). For the Company to convert any Conversion Amount into shares of Common Stock on or after the Maturity Date, the Company shall deliver (whether via facsimile or otherwise) a notice of conversion (the “Conversion Notice”) to the Holder. The Company shall keep track of the amount outstanding on the Note after any prepayment or conversion. The Conversion Amount shall be deemed paid on the date of the Conversion Notice, so long as shares issued pursuant thereto are issued and delivered within 5 business days,of receiving the Holder’s broker representation letter or whatever else is reasonably required for any required legal opinion or transfer agent requirements, provided the Company will use its best efforts to have such shares delivered within two business days., and in any case within two business days of receipt of the required legal opinion.

(iv)      Notwithstanding anything herein to the contrary, the provisions of this Section 1(d) are not valid or binding, and shall not be deemed to be a part of this Note, so long as their existence would trigger a reduction in the exercise price or other change in the terms of any warrant issued by the Company to any person, other than to an officer or director (a “Warrant”), or would trigger a default or the change in the conversion or other economic terms under any indebtedness or securities or related agreements of the Company (“Other Debt”), or would give the holder of any such Warrant or Other Debt the right to alternative pricing or economics as a result of the existence of the terms contained in this Section 1(d). The provisions of this Section 1(d) are intended and shall be interpreted as to comply with and neither contravene nor trigger the provisions of Section 2 of the Warrants issued on November 13, 2013 and Section 7 of the Notes issued November 13, 2013.

2.	Defaults.

(a)     Events of Default. The occurrence and continuance of any one or more of the following events with respect to the Company shall constitute an event of default hereunder (“Event of Default”):

(i)     if the Company shall fail to pay when due any amount owed on this Note and such failure continues for five (5) Business Days after Holder notifies the Company thereof in writing of such failure;

(ii)     if the Company fails to perform or observe any other provision of this Note and such failure continues for thirty (30) Business Days after Holder notifies the Company thereof in writing of such failure;

(iii)     if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Company shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

(iv)     if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties, or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within 60 Business Days.

(b)     Notice by Holder. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been waived by Holder or cured), Holder may, at its option, (i) by written notice to the Company, declare the entire unpaid Principal Amount of this Note (together with any accrued but unpaid interest thereon) immediately due and payable regardless of any prior forbearance, and (ii) subject to the other provisions of this Note (including Section 6 hereof), exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Company all sums due under this Note. The Company shall pay all reasonable costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees and disbursements. During the period in which an Event of Default is occurring (and has not been waived by Holder or cured), notwithstanding the provisions of Section 1(a), the Principal Amount shall bear interest not at 9% as provided in such section, but instead at a rate equal to the lesser of (i) eighteen percent (18%) or (ii) the highest amount permitted by applicable law.

3.

Representations and Warranties of Holder. The Holder by his acceptance hereof represents and warrants to the Company that he is acquiring the Note for its own account for investment only and not with a view to distribution or resale. The Holder agrees not to sell or otherwise dispose of the Note in violation of the provisions of the Securities Act of 1933, as amended (the “Act”). The Holder understands that the Note has not been registered by reason of its issuance in a transaction exempt from the registration requirements of the Act. The Holder understands that the Company is under no obligation to register the Note under the Act or to file for or comply with an exemption from registration, and recognizes that exemptions from registration, in any case, are limited and may not be available if Holder may wish to sell, transfer or otherwise dispose of the Note. The Holder represents and warrants to the Company that he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of receiving and holding this Note and is able to incur a complete loss of its investment and to bear the risk of such a loss for an indefinite period of time. The Holder understands that the Note is a risky and speculative investment. The Holder acknowledges that the Company has given it access to the corporate records and accounts of the Company, has made its officers available for interview by it and has furnished it with all documents required by it to make an informed decision with regard to its investment in the Note.

4.

Waiver of Presentment, Etc. The Company hereby expressly waives presentment for payment, demand, notice of dishonor, protest and notice of protest. Acceptance by Holder of any payment that is less than the full amount then due and owing hereunder shall not constitute a waiver of Holder’s right to receive payment in full at such time or at any prior or subsequent time.

5.

Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed received when received by fax (with confirmation of actual receipt), when received by express mail with signature confirmation, or seven (7) business days after being deposited in U.S. certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page.

6.

Transfers; Successors and Assigns. This Note shall be binding upon the Company and its successors and permitted assigns, and shall inure to the benefit of Holder and its successors and permitted assigns. This Note is non-negotiable and neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except in connection with the sale of all or substantially all of the Company’s assets.

7.	Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

8.

Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.	Amendment and Modification. This Note may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

10.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

11.

Entire Agreement. This Note, the exhibits and schedules hereto and the other documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Note with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERITEQ CORPORATION

By:	/s/ Michael Krawitz

Name: Michael Krawitz

Title: Chief Legal and Financial Officer

Address:

220 Congress Park Drive Suite 200 Delray Beach, FL 33445

Facsimile No: 561-846-7001

WILLIAM J. CARAGOL

By: /s/ William J. Caragol

Name: William J. Caragol